EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER CO. LTD.

REPORTS 2013 OPERATING RESULTS

GEORGE TOWN, Grand Cayman, Cayman Islands (March 17, 2014) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent, today reported its operating results for the year ended December 31, 2013. The Company will host an investor conference call on Tuesday, March 18, 2014, at 11:00 a.m. EDT (see details below) to discuss its operating results and other topics of interest.

2013 Operating Results

Net income attributable to the Company’s stockholders was $8,594,519, or $0.58 per diluted share, for the year ended December 31, 2013, compared with net income attributable to CWCO stockholders of $9,315,514, or $0.64 per diluted share, for the year ended December 31, 2012. The decrease in net income from 2012 to 2013 was attributable to the earnings and profit sharing derived from the Company’s equity investment in its affiliate, OC-BVI, which totaled $1,337,352 in 2013, compared with $2,464,773 in the previous year. OC-BVI’s 2012 earnings included the receipt of approximately $4.7 million of the amount awarded by the Court in the Baughers Bay litigation, whereas its 2013 earnings included the receipt of only $2.0 million on this award.

Total revenues for the year ended December 31, 2013 decreased 2.5% to approximately $63.8 million, compared with approximately $65.5 million for 2012.

Retail water revenues declined 5% to approximately $23.0 million (36% of total revenues) in the most recent year, versus approximately $24.2 million (37% of total revenues) in 2012. The reduction in retail revenues was due to an approximate 8% decrease in the number of gallons of water sold by the Company’s Cayman retail operation. Management is not certain of the cause of this decrease in volume of retail water sold, but believes the decrease could partially reflect the adoption of water conservation measures by certain larger customers. The impact of the reduction in the number of gallons sold was exacerbated by a decrease in the Company’s base rates of approximately 0.22% due to movements in the consumer price indices used to determine annual base rate adjustments that become effective in the first quarter of each year.

Bulk water revenues decreased 2% to approximately $40.0 million (63% of total revenues) in 2013, compared with approximately $40.8 million (62% of total revenues) in the previous year. The January 2013 expiration of the Company’s operating agreement with the Water Authority – Cayman for the Lower Valley plant on Grand Cayman Island resulted in a reduction in bulk water revenues for the year ended December 31, 2013 when compared with the year ended December 31, 2012. This decrease was partially offset by increased sales from the other plants that the Company operates for the Water Authority – Cayman. The total gallons of water sold by the bulk segment in 2013 decreased by 2% relative to the number of gallons sold in 2012.

Services revenues increased 80% to $843,413 in 2013, compared with $469,625 in 2012, primarily due to an increase in the management fees earned under the management services agreement with OC-BVI.

Consolidated gross profit improved 7% to approximately $23.5 million (37% of total revenues) for the year ended December 31, 2013, versus approximately $22.0 million (34% of total revenues) for the year ended December 31, 2012. Gross profit on retail revenues declined 5% to approximately $12.0 million in 2013 (52% of retail revenues), compared with approximately $12.7 million (52% of retail revenues) in the previous year. Gross profit on bulk revenues increased 29% to approximately $11.7 million (29% of bulk revenues), compared with approximately $9.1 million (22% of bulk revenues) in 2012. The increase in gross profit dollars for the bulk segment reflected improved margins for bulk operations and a reduction of approximately $2.2 million in depreciation expense, as certain assets we continue to use reached the end of their depreciable lives during the fourth quarter of 2012 and in early 2013. The services segment recorded a negative gross profit of ($236,847) in 2013, compared with a gross profit of $239,507 in 2012. The lower gross profit for 2013 reflects $307,000 in incremental employee costs primarily due to the transfer of four engineering employees from the retail segment to the services segment, and a $173,000 increase in engineering-related consulting expenses. The services segment’s losses from operations of approximately ($3.6 million) and ($1.7 million) for 2013 and 2012, respectively, include the costs incurred by N.S.C. Agua, S.A. de C.V. (“NSC”), the Company’s Mexico subsidiary, to develop a 100 million gallon per day desalination plant in Rosarito, Mexico.

Consolidated general and administrative expenses (“G&A”) increased 9% to approximately $15.8 million in 2013, compared with approximately $14.5 million in the previous year. Project development expenses incurred by NSC increased by approximately $1.5 million, employee costs rose approximately $206,000 due to base salary increases, directors’ fees and expenses increased approximately $218,000, and fees and license expenses increased approximately $146,000. These cost increases were partially offset by a reduction of approximately $584,000 in business development expenses not related to NSC, a decrease of approximately $186,000 in research and development costs, a decline of approximately $178,000 in professional fees, and a reduction in depreciation expense of approximately $131,000.

Interest income decreased slightly to $826,570 in 2013, versus $835,941 in 2012 as a result of the declining principal balances on our loans receivable. Interest expense decreased 45% to $484,057 for the year ended December 31, 2013, versus $876,971 in the previous year, as a result of the repayment in March 2012 of the remaining $8.5 million of CW-Bahamas’ Series A bonds payable and the declining principal balances on the Company’s remaining bonds payable.

Management Comments

“I am pleased that we were able to increase the Company’s consolidated gross profit dollars by 7% during 2013, in spite of a 2.5% decline in consolidated revenues,” commented Chief Executive Officer Rick McTaggart. “This demonstrates our expertise in operating and maintaining seawater desalination plants and our ability to maximize the production of our facilities while controlling costs, which ultimately benefits our customers and shareholders.”

“The erosion over the past three years of our retail sales volumes in Grand Cayman is somewhat confounding, given that economic conditions and tourist numbers continue to improve. We are currently speaking with some of our larger customers to determine what factors may be contributing to this phenomenon.”

“Development activities involving our Rosarito desalination plant and conveyance pipeline project in northern Baja California, Mexico continue to progress,” continued Mr. McTaggart. “Over the last three months, we have held technical and financial meetings with officials from the Government of Baja California and the public water utility in Tijuana, Mexico, Comisión Estatal de Servicios Públicos de Tijuana (“CESPT”), and we expect to reach certain important project milestones shortly. In addition, we continue to work closely with the Otay Water District in San Diego County, California, and expect to soon deploy additional water sampling and piloting programs in support of Otay’s efforts to obtain necessary regulatory approvals in California.”

“We continue to believe that the northern Baja California and southern California region desperately needs new drinking water sources and that the Rosarito project provides an economical and practical solution to meet this need. Recent press coverage of the extreme drought conditions affecting the region supports our views,” concluded Mr. McTaggart.

Cash Dividends

On January 31, 2014, the Company paid a quarterly cash dividend of $0.075 per share for the 19th consecutive quarter. The Company has paid cash dividends to shareholders since 1985.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. Eastern Time (EDT) on Tuesday, March 18, 2014. Shareholders and other interested parties may participate in the conference call by dialing 877-374-8416 (international/local participants dial 412-317-6716) and requesting participation in the “Consolidated Water Conference Call” a few minutes before 11:00 a.m. EDT on March 18, 2014.

A replay of the conference call will be available one hour after the call through Tuesday, March 25, 2014 by dialing 877-344-7529 (international/local participants dial 412-317-0088) and entering the conference ID # 10042472, and on the Company’s website at www.cwco.com.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or

via e-mail at info@rjfalkner.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$33,626,516	$33,892,655
Marketable securities	8,587,475	8,570,338
Accounts receivable, net	18,859,560	12,516,466
Inventory	1,383,135	1,757,601
Prepaid expenses and other current assets	3,435,127	2,709,185
Current portion of loans receivable	1,691,102	1,812,532
Total current assets	67,582,915	61,258,777
Property, plant and equipment, net	58,602,886	58,993,406
Construction in progress	1,450,417	2,612,800
Inventory, non-current	4,204,089	3,970,241
Loans receivable	7,337,177	9,028,279
Investment in OC-BVI	6,623,448	6,925,346
Intangible assets, net	1,096,488	1,455,015
Goodwill	3,499,037	3,499,037
Investment in land	12,175,566	—
Other assets	2,792,831	2,706,185
Total assets	$165,364,854	$150,449,086

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$7,157,896	$5,883,666
Dividends payable	1,164,026	1,158,967
Current portion of long term debt	5,205,167	1,647,493
Land purchase obligation	10,050,000	—
Total current liabilities	23,577,089	8,690,126
Long term debt	—	5,205,167
Other liabilities	289,392	435,413
Total liabilities	23,866,481	14,330,706
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 37,408 and 30,265 shares, respectively	22,445	18,159
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,686,197 and 14,593,011 shares, respectively	8,811,718	8,755,807
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued or outstanding	—	—
Additional paid-in capital	83,381,387	82,467,421
Retained earnings	47,155,548	42,965,179
Cumulative translation adjustment	(471,983)	(15,400)
Total Consolidated Water Co. Ltd. stockholders' equity	138,899,115	134,191,166
Non-controlling interests	2,599,258	1,927,214
Total equity	141,498,373	136,118,380
Total liabilities and equity	$165,364,854	$150,449,086

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2013	2012	2011
Retail water revenues	$23,018,498	$24,222,895	$23,356,338
Bulk water revenues	39,960,220	40,758,182	30,757,874
Services revenues	843,413	469,625	1,040,280
Total revenues	63,822,131	65,450,702	55,154,492

Cost of retail revenues	11,023,096	11,548,255	11,496,598
Cost of bulk revenues	28,212,896	31,679,887	24,127,488
Cost of services revenues	1,080,260	230,118	508,339
Total cost of revenues	40,316,252	43,458,260	36,132,425
Gross profit	23,505,879	21,992,442	19,022,067
General and administrative expenses	15,844,303	14,542,817	13,651,650
Impairment losses	—	521,444	—
Income from operations	7,661,576	6,928,181	5,370,417

Other income (expense)
Interest income	826,570	835,941	1,200,999
Interest expense	(484,057)	(876,971)	(1,141,744)
Profit sharing income from OC-BVI	357,636	343,454	—
Equity in earnings of OC-BVI	979,716	2,121,319	838,652
Impairment of investment in OC-BVI	(200,000)	—	—
Other	7,048	272,085	283,656
Other income (expense), net	1,486,913	2,695,828	1,181,563
Net income	9,148,489	9,624,009	6,551,980
Income attributable to non-controlling interests	553,970	308,495	438,762
Net income attributable to Consolidated Water Co. Ltd. stockholders	$8,594,519	$9,315,514	$6,113,218

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.59	$0.64	$0.42

Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.58	$0.64	$0.42

Dividends declared per common share	$0.30	$0.30	$0.30

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,633,884	14,578,518	14,560,259
Diluted earnings per share	14,703,880	14,606,148	14,596,013

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2013	2012	2011

Net Income	$9,148,489	$9,624,009	$6,551,980
Other comprehensive income (loss)
Foreign currency translation adjustment	(480,614)	(16,210)	—
Total other comprehensive income (loss)	(480,614)	(16,210)	—
Comprehensive income	8,667,875	9,607,799	6,551,980
Comprehensive income attributable to the non-controlling interest	529,939	307,685	438,762
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$8,137,936	$9,300,114	$6,113,218